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                                                                     Exhibit 3.3



                           CERTIFICATE OF DESIGNATIONS

                                       OF

                     CLASS C REDEEMABLE PIK PREFERRED STOCK

                                       OF

                                  SEMINIS, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

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                  Seminis, Inc., a corporation organized and existing under the
General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law (the "GCL") by unanimous written consent on February 24, 1999:


                  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Articles of Incorporation of the Corporation, as amended, the Board of Directors hereby creates a Class C Redeemable PIK Preferred Stock, par value $.01 per share (the "Class C Preferred Stock"), of the Corporation and hereby states the designation and number of shares of such Class, and fixes the relative rights, preferences, and limitations thereof as follows:

         Part 1. Designation and Amount Class C Preferred Stock. The shares of Class C Preferred Stock shall be designated as "Class C Redeemable PIK Preferred Stock" and the number of shares constituting the Class C Preferred Stock shall be two thousand (2,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Class C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance of additional shares of Class C Preferred Stock pursuant to the terms hereof and the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Class C Preferred Stock.
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         Part 2.  Dividends.

                  2A. Payment of Dividends. The dividends on each share of the Preferred Stock shall accrue cumulatively at the rate of 10% per annum of the Stated Value thereof from and including December 1, 1998 to and including the date on which the Class C Preferred Stock is redeemed. The dividends on each share of Class C Preferred Stock shall be payable, to the extent permitted under the GCL and not prohibited by the Credit Agreement, to the registered holder thereof quarterly on the first day of January, April, July and October of each year, or if such day is not a Business Day, on the immediately preceding Business Day; provided that for each quarterly payment until and including the quarterly payment due January 2001, dividends shall be payable by issuing a number of additional fully paid and non-assessable shares (including fractional shares, if any) of Class C Preferred Stock determined by dividing the amount of the dividend by the Stated Value (each a "PIK Dividend Payment"). Such dividends shall accrue whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. To the fullest extent permitted under the GCL and not prohibited by the Credit Agreement, the Board of Directors of the Corporation shall declare and the Corporation shall pay all dividends accrued on the Class C Preferred Stock on the dates set forth above. Any dividends which are not declared and paid on the dates set forth above shall be declared and paid as soon as permitted under the GCL. The Corporation shall not, and shall not permit any Subsidiary to, enter into any credit or loan agreement which expressly prohibits (i) the payment by the Corporation of dividends on the Class C Preferred Stock in the amounts and at the times specified herein or (ii) the payment by such Subsidiary of dividends to the Corporation for the purpose of paying dividends on the Class C Preferred Stock; provided, however, that the foregoing shall not be deemed to restrict the ability of the Corporation or any Subsidiary to enter into any credit or loan agreement which prohibits or restricts the payment by the Corporation of dividends on the Class C Preferred Stock or the payment by any Subsidiary of dividends to the Corporation upon (i) the existence of an event of default, or any event which after notice or the passage of time or both, would constitute an event of default, under such credit or loan agreement, which gives rise to a right by the lender to accelerate amounts outstanding under, or terminate, such credit or loan agreement or (ii) the occurrence of certain events or the failure of the Corporation or such Subsidiary to satisfy certain conditions, where such events had not occurred and such conditions were satisfied at the time such credit or loan agreement was entered into.

                  2B. Distribution of Partial Dividend Payments. If at any time the Corporation distributes less than the total amount of cash dividends then accrued with respect to Class C Preferred Stock, such payment will be distributed among the holders of Class C Preferred Stock so that an equal amount will be paid (as nearly as possible) with respect to each outstanding share of Class C Preferred Stock.

         Part 3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, each holder of Class C Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Security, an amount in cash equal to the aggregate of the Liquidation Value multiplied by the number of shares of Class C Preferred Stock then held by such holder and each such holder of Class C Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the


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         Class C Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed equally and ratably among such holders based upon the number of shares of the Class C Preferred Stock held by each such holder. The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Class C Preferred Stock. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Part 3 unless such consolidation, merger, sale or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the business of the Corporation.

         Part 4.  Redemption.

                  4A. Optional Redemption. Subject to the terms and conditions provided in Part 5 hereof, the Corporation may, at the option of the Corporation exercised at any time, redeem any or all of the shares of Class C Preferred Stock then outstanding at a price per share equal to the Liquidation Value. If the Corporation shall at any time elect to redeem less than all of the shares of Class C Preferred Stock then outstanding, it shall make such redemption on a pro rata basis among the holders of the Class C Preferred Stock then outstanding.

                  4B. Dividends After Redemption Date. No share of Class C Preferred Stock shall be entitled to any dividends accruing after the date on which the Class C Preferred Stock is redeemed and an amount equal to the Liquidation Value is paid for each share redeemed. On such date all rights of the holder of such share of Class C Preferred Stock shall cease, and such share of Class C Preferred Stock will not be deemed to be outstanding.

                  4C. Redeemed or Otherwise Acquired Shares. All shares of Class C Preferred Stock which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.

         Part 5.  Redemption Procedures.

                  5A. Notice of Redemption. In the event that the Corporation elects to redeem shares of Class C Preferred Stock pursuant to Subpart 4A, the Corporation shall deliver to the holders of the shares of Class C Preferred Stock to be redeemed written notice of such redemption (the "Redemption Notice"). The Redemption Notice shall specify the shares of Preferred Stock to be redeemed and the redemption date for the shares to be redeemed (the "Redemption Date"), which Redemption Date shall be a date not less than 30 days and not more than 60 days from the date of the Redemption Notice.

                  5B. Limitation on Redemptions. (i) With respect to any Redemption Date, the Corporation shall be obligated to redeem only that number of shares of Class C Preferred Stock which are legally permitted under the GCL and which will not cause the Corporation to be in violation of any term in the Credit Agreement. Any shares of


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         Class C Preferred Stock not redeemed on any Redemption Date shall be redeemed at such later time as such redemption is legally permitted and will not cause such a violation.

                  5C. Payment of Redemption Price. On the Redemption Date specified in the Redemption Notice (or such later date provided in paragraph (i) of Part 5B hereof), the holder of Class C Preferred Stock being redeemed shall deliver to the Corporation the certificate or certificates representing such shares of Class C Preferred Stock, as the case may be, duly endorsed or accompanied by a duly executed stock power, against payment therefor by the Corporation, and the Corporation shall redeem, and acquire good and valid title to, such shares, free and clear of any liens, charges, encumbrances or restrictions of any nature whatsoever.

                  5D. Notices. Except as otherwise expressly provided, all notices referred to herein shall be in writing and shall be delivered personally, by courier, by registered or certified mail, return receipt requested, postage prepaid or by telecopy with a copy sent by one of the foregoing methods, and shall be deemed to have been given when received (i) by the Corporation, at its principal executive officers, and (ii) by any holder of Class C Preferred Stock, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

         Part 6. Voting Rights. Except as provided by law or in Part 9 hereof, the Class C Preferred Stock shall have no voting rights.

         Part 7. Rank. Shares of Class C Preferred Stock shall rank (i) junior to the Class A Preferred Stock and the Class B Preferred Stock with respect to the payment of dividends, redemptions and upon liquidation and (ii) senior and prior to Junior Securities and, except as approved by a majority of the holders of Class C Preferred Stock, to all other classes or series of the capital stock of the Corporation (now or hereafter authorized or issued), with respect to the payment of dividends, redemptions and upon liquidation.

         Part 8. Priority. So long as any Class C Preferred Stock remains outstanding, the Corporation shall not redeem, purchase or otherwise acquire any Junior Securities, nor shall the Corporation declare or pay any dividend or make any distribution upon Junior Securities, unless the Corporation shall not be in default under Part 2A hereof.

         Part 9. Amendment and Waiver; Merger or Consolidation. No amendment, modification or waiver shall be binding or effective with respect to any provision of this Certificate of Designations which would:

                  (a) increase or decrease the aggregate number of authorized shares of such class;

                  (b) effect an exchange, reclassification, or cancellation of all or part of the shares of such class;

                  (c) change the designations, preferences, qualifications, limitations, restrictions, or special or relative rights of the shares of such class;

                  (d) in the case of a preferred or special class of shares, divide the shares of such class into series and fix or authorize the board of directors to fix the variations in the relative rights and preferences between the shares of such series;


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                  (e)      change the shares of such class into the same or a
                           different number of shares of the same class or another class or classes;

                  (f) create a right of exchange, of all or any part of the shares of another class into the shares of such class;

                  (g) create a new class of shares having rights and preferences prior, superior or substantially equal to those of the shares of such class, or increase the rights and preferences of any class having rights and preferences prior, superior or substantially equal to those of the shares of such class, or increase the rights and preferences of any class having rights and preferences subordinate to those of such class if such increase would then make the rights and preferences substantially equal to or superior to those of such class;

                  (h) limit or deny the existing preemptive rights of the shares of such class;

                  (i) cancel or otherwise affect dividends on the shares of such class which had accumulated but had not been declared;

                  (j) limit or deny the voting rights of the shares of such class,

         nor shall the Corporation merge or consolidate with any entity in a transaction that would result in any such change, without the prior written consent of the holders of at least a majority of the Class C Preferred Stock outstanding at the time such action is taken.

         Part 10. Fractional Shares. Each fractional share of Class C Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends and distributions payable with respect to each outstanding share of Class C Preferred Stock in accordance with the terms hereof, whether as a dividend or upon a liquidation, dissolution or winding-up of the affairs of the Corporation, and all such dividends and distributions shall be payable in the same manner and at the same time as provided herein for each outstanding share of Class C Preferred Stock. Each fractional share of Class C Preferred Stock outstanding shall entitle the holder thereof to a ratably proportionate amount of the votes to which each outstanding share of Class C Preferred Stock is entitled, and shall be voted in the same manner as each outstanding share of Class C Preferred Stock.

         Part 11. Definitions. For purposes of this Certificate of Designations, the following capitalized terms shall have the following meanings:


                  "Business Day" means a day of the year on which commercial banks are not required or authorized to close in New York, New York.

                  "Class A Preferred Stock" means the Class A Redeemable Preferred Stock, par value $.01 per share, of the Corporation.

                  "Class B Preferred Stock" means the Class B Redeemable Preferred Stock, par value $.01 per share, of the Corporation.

                  "Credit Agreement" shall mean any loan agreement or credit agreement by and between the Corporation and any commercial bank as may exist at the time the Class C Preferred Stock is first issued.



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                  "Junior Securities" means any of the Corporation's equity
         securities other than the Class A Preferred Stock, Class B Preferred Stock or Class C Preferred Stock.

                  "Liquidation Value" of any share of Class C Preferred Stock shall be the Stated Value plus an amount equal to the accrued and unpaid dividends and distributions thereon.

                  "Stated Value" means $10,000.00.

                  "Subsidiary" means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Corporation.

                  IN WITNESS WHEREOF, Seminis, Inc. has caused this Certificate of Designations to be duly executed by __________________, its ______________ this ____ day of __________, 1999.


                                              Seminis, Inc.


                                              ____________________________


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